C.O.R.E. TAX DEEDS LLC. (/)
Cash | Out | Real | Estate

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How to Generate Passive Income through Tax...

Current Interests

$88,500

6 Elite Deedsters

Min goal	Stretch Goal
50,000	1,200,000

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ID: OZ-TTW-2024
Exemption: Test the Waters
Issue Type: Equity
60/40 w/ up to 12% Pref
Accredited Only: No
Financials: Audited
Audited By: ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES
Price per Unit: $10.00
Minimum Investment: $2,000
Minimum Goal: $50,000
Stretch Goal: $1,200,000
Planned Launch Date: April 1st, 2024

CORE Tax Deeds LLC Pitch Deck 032124.pdf (/otp/OZ-TTW-2024/dataroom?file=sites/default/files/Jberlet/issues/CORE Tax Deeds LLC Pitch Deck 032124.pdf)

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C.O.R.E. TAX DEEDS LLC.

Cash | Out | Real | Estate


up to 12%
PREFERRED RETURN

100% Passive Income from Tax Liens

- Up to 12% payout every 12 months.
- Minimum Investment $2000 - Bonus Units of 5% at $15,000 level/10% at $50,000 level

National Tax Lien Association Member NTLA

TAX DEED & TAX LIEN STATES

HOW EACH STATE ISSUES AND ENFORCES TAXES


TAX DEEDS
TAX LIENS
REDEEMABLE DEEDS
BOTH LIENS & DEEDS

- Tax lien and deed investments are not affected by market fluctuations and have a high-interest rate compared to other investments. This is because states rather than the federal government regulate them.
- The county treasurer will publish a list of properties to be auctioned off a few weeks before the auction date. C.O.R.E. Tax Deeds then conducts thorough research on the properties and assesses the risks associated with obtaining the tax lien certificate or the tax deed.

TAX LIENS



C.O.R.E. TAX DEEDS LLC INVESTMENTS ARE COLLATERALIZED BY REAL ESTATE

Up To 12% Annual Return - Real Estate Backed - $2000 minimum

WHAT IS A TAX LIEN?

Investopedia "One investment niche that is often overlooked by investors is property tax liens. The increasing volatility of the stock market, combined with still historically low-interest rates, has many investors seeking this type of alternative avenue which gives excellent rates of return."



What Is a Tax Lien?

Basically, a tax lien is a legal claim against someone's property or assets when they don't pay the taxes they owe to the government. For example, if you don't pay property taxes, the city or county or school where your property is located can put a lien on it. This means you can't sell or refinance the property until you pay off the taxes and the lien is removed. In Texas, the sheriff's office conducts tax sales throughout the year.

TAX DEEDS IN TEXAS



WHAT IS IT?

C.O.R.E. Tax Deeds is a program offering a return of up to 12% every year for 3 years by participating in aggressive tax deed purchases of large amounts of real estate which are then sold at wholesale value. This is a very profitable business and has state legislation providing guaranteed rates of return (if redeemed*). CORE Tax Deeds allows investors to secure many properties and sell them at a profit. You receive up to 12% per year for 3 years and ownership interest in each property acquired.

*The former owner of a property designated as non-homestead or land not designated for agricultural use or that was not a mineral interest may redeem the property within 180 days of the redemption period by paying the purchaser (1) the amount the purchaser bid for the property, (2) the amount of the deed recording fee: (3) the amount paid by the purchaser as taxes, penalties, interest, and costs on the property: and (4) a redemption premium penalty of 25% on the aggregate total.

The redemption period is extended to two years if the acquired property is designated a homestead, AG-exempt property, or a mineral interest. In addition to paying the same amounts listed in sections (1), (2), and (3) above, in the first year a 25% redemption premium on the aggregate total will apply. The redemption premium increases to 50% of the aggregate total during the second year. See Texas Property Tax Code 534.21(a) for further details.

HOW IT WORKS

Your investment is combined with others to allow you to have uninterrupted progress in securing distressed real estate encumbered by taxes owed to the city or county. These sheriff's deeds on property are then converted into marketable deeds and sold at wholesale. You will receive a periodic update of properties purchased & sold.

Embracing Change

The recent shift to conducting tax deed sales online, as opposed to the traditional courthouse steps, has expanded our reach. Texas stands out as the only state offering such favorable conditions. Tax Deed Investors LLC, can now more efficiently cover a larger number of parcels in this evolving landscape.

Why do we invest in Tax Sale properties?

Counties need money to pay for services that everyone needs! When a property has delinquent taxes for multiple years, the county sells the property to investors at auctions to recoup needed funds. Property taxes assessed against real estate account for a large portion of school budgets (averaging 85%) and local government revenues (averaging 30%).

HOW YOU CAN PARTICIPATE IN C.O.R.E TAX DEEDS LLC



Here are a few important things to remember:

- You need a minimum of $2000
- You may use money from your retirement account - check with your tax professional
- You **DO NOT** have to be an Accredited Investor
- You can use money from savings

We want to show you how simple and easy it is to participate as a passive investor in tax deeds. We are passionate about helping middle-class people grow their wealth the way the wealthy do.

FAQ

Can I get out early?

No. You must allow time for the funds to mature and grow, make strategic decisions, take calculated risks, and maximize returns. Withdrawing funds prematurely could compromise the opportunity to achieve our 3-year term goal. This strategy also attracts like-minded people who share our goals, creating a community committed to the fund's success. We pay interest on a 12 month basis. We pay preferred returns and distribute profits from the sale of properties quarterly, when available.

How long have you been offering this investment opportunity?

Our Founder began purchasing tax deeds in 1993. In 2023, we established CORE Tax Deeds LLC. Regulation Crowdfunding (CF) mandates online transactions via an SEC-registered intermediary, such as a broker-dealer or funding portal.

EXPERIENCED LEADERSHIP

Our founder has an strong track record in tax deed purchases - with no instances of investor capital loss and consistent returns. Our management team has developed a user-friendly spreadsheet demonstrating the profitability of tax deeds. You can review real properties purchased, providing assurance for your funds invested in CORE Tax Deeds.

Address	Purchase Price	Status	Sold Price	Gross Profit	ROI
19801 Boggy	$13,726	Sold	$115,000	$87,500	537%
7905 Bronco	$17,400	Sold	$178,000	$144,511	730%
7903 Bronco	$8,113	Sold	$45,000	$34,652	327%
18605 Lakeland	$11,700	Sold	$33,000	$21,300	282%
3401 Eisenhower	$1,277	Sold	$22,500	$20,246	1485%
20039 Continental	$7800	Sold	$19,000	$11,200	240%
900 W Dean	$13,588	Sold	$126,000	$108,498	797%
4503 Chase Cir	$28,350	Sold	$145,000	$99,130	348%

These are eight verified Tax Deeds, purchased and sold in Texas by Founder John Berlet. Prospective investors should bear in mind that prior performance does not guarantee future results. The fact that a prior tax deed investment has been successful (or unsuccessful) does not mean the Company will experience the same results.

Why watch the stock market and worry about the roller coaster?

CORETAXDEEDS.com
John Berlet Fund Mgr.
512-431-0802

Would you invest in Core Tax Deeds LLC?

Click "Pledge Now" to Indicate Interest. We'll contact you when the time comes to fund your pledge.

Pledge Now (https://invest.corefundii.com/pledge/OZ-TTW-2024)

Disclosure: this page represents Testing The Waters materials.

1. No funds or other consideration is being solicited, and if money is sent, it will not be accepted by the company;
2. No sales will be performed or commitments to purchase accepted until the offering statement is qualified; and

3. A proposed purchaser's indication of interest is non-binding.

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Script

If you're looking for a smart way to invest your money, I've got something that will blow your mind.

Here's why, first off Core tax deeds is a game changer. It's a great way to get exposure to the Texas Real Estate market without breaking the bank, plus with the current economy, investing in distressed properties can be a great way to grow your money. Lastly, with our tax Deed investment options, you can get exposure to some of the best tax deed properties in the state without having to worry about the hassle of underwriting ,inspecting each property.

Explore our pitch deck now! At invest.coretaxdeeds.com